Exhibit 21

SUBSIDIARIES

The active subsidiaries of United Retail Group, Inc. (the “Company”) are:

Name	Principal Office Address	State of Incorporation

Avenue Giftcards, Inc.	365 West Passaic Street, Rochelle Park, NJ 07662	VA

United Distribution Services, Inc.	One United Retail Plaza Troy, Ohio 45373	DE

United Retail Holding Corporation	365 West Passaic Street, Rochelle Park, NJ 07662	DE

United Retail Incorporated*	365 West Passaic Street, Rochelle Park, NJ 07662	DE

United Retail Logistics Operations Incorporated	One United Retail Plaza Troy, Ohio 45373	DE

__________

*Doing business as Avenue(R)

The Company's subsidiaries are wholly owned, directly or indirectly.